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                                                                    EXHIBIT 23.3

The Board of Directors
Sonat Exploration GOM Inc.
(formerly Zilkha Energy Company):

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to the registration statement (No. 333-42713) on Form S-3, which is expected to be filed on or about August 27, 1999, of our report dated December 8, 1997, with respect to the Statements of Operations and Cash Flows of Zilkha Energy Company for the year ended December 31, 1996, which report appears in the Form 8-K of Sonat Inc. dated April 23, 1998 and is incorporated by reference in the Form 10-K of Sonat Inc. for the year ended December 31, 1998.

Our report, dated December 8, 1997, refers to a change in accounting for oil and gas properties from the full cost method to the successful efforts method.

                                              /s/ KPMG LLP
                                                  KPMG LLP

Houston, Texas
August 25, 1999